  Exhibit 99.1

cbdMD, Inc. Announces Pricing of $5.0 Million 8.0% Series A
Cumulative Convertible Preferred Stock Offering

CHARLOTTE, NC, October 10, 2019 (BUSINESS NEWSWIRE) – cbdMD, Inc. (NYSE American: YCBD) today announced the pricing of its underwritten public offering of 500,000 shares of its 8.0% Series A Cumulative Convertible Preferred Stock at a price to the public of $10.00 per share. cbdMD expects to receive gross proceeds of $5,000,000 from the offering. The closing of the offering is expected to occur on or about October 16, 2019, subject to the satisfaction of customary closing conditions. The shares are expected to begin trading on the NYSE American LLC under the symbol “YCBDP” on October 21, 2019. The shares will be convertible into shares of cbdMD’s common stock at the holder’s option at a conversion price of $6.00 per share, or by cbdMD at a conversion price of $6.00 per share if the trading price of its common stock equals or exceeds $8.25 per share for at least 20 trading days in any 30 consecutive trading day period ending five days prior to the date of notice of conversion. The shares will not be redeemable for a period of four years from issuance, except upon the occurrence of a change of control.

The underwriters have been granted a 45-day option to purchase up to 75,000 additional shares of 8.0% Series A Cumulative Convertible Preferred Stock from cbdMD, exercisable in whole or in part, solely to cover over-allotments, at the public offering price less the underwriting discount.

cbdMD intends to use the net proceeds from the offering for working capital and other general corporate purposes.

ThinkEquity, a division of Fordham Financial Management, Inc., is acting as sole book-running manager for the offering and The Benchmark Company, LLC is acting as co-manager for the offering.

The shares described above are being offered by cbdMD pursuant to a shelf registration statement on Form S-3 (File No. 333-228773) previously filed with and subsequently declared effective by the Securities and Exchange Commission (SEC).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Preliminary prospectus supplements and accompanying base prospectus relating to this offering have been filed with the SEC and are available at the SEC’s website at http://www.sec.gov. Before investing, you should read the preliminary prospectus supplements and the accompanying prospectus for information about cbdMD and this offering. A final prospectus supplement related to the offering will also be filed with the SEC.

Copies of the final prospectus supplement and accompanying prospectus relating to the offering, when available, may be obtained from ThinkEquity, a division of Fordham Financial Management, Inc., 17 State Street, 22nd Floor, New York, New York 10004, by telephone at (877) 436-3673, by email at prospectus@think-equity.com. Electronic copies of the final prospectus supplement and accompanying prospectus will also be available on the SEC’s website at http://www.sec.gov.

About cbdMD, Inc.
cbdMD, Inc. (NYSE American: YCBD) owns and operates the nationally recognized consumer cannabidiol (CBD) brand cdbMD, whose current products include CBD gummies, CBD tinctures, CDB topical, CBD bath bombs, CBD oils and CBD pet products.

Safe Harbor / Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 regarding the proposed public offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including market conditions, risks associated with the cash requirements of our business and other risks detailed from time to time in our filings with the SEC, and represent our views only as of the date they are made and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

Company Contact:
cbdMD, Inc.
Mark S. Elliott, Chief Financial Officer and Chief Operating Officer
(704) 445-3060
mark.elliott@cbdMD.com